UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2010

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pravda Street, 15A Moscow, Russia	125124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On June 23, 2010, each of CTC Media’s Russian television networks, CTC Network, Domashny Network and DTV Network, entered into an amendment to its respective television advertising sales agreement with Video International, CTC Media’s current advertising sales house.

Each of the existing network-level agreements with Video International is terminable upon 180 days’ notice by either party.  Under each such agreement, the terminating party must generally pay the other party an amount equal to the commission that was paid for the six-month period preceding the termination date.  However, no such termination fee is payable if such agreement is terminated effective as of January 1 of any year, provided that the terminating party gives written notice of termination as of a specified earlier date.  Prior to the June 23 amendments, such notice was required to be delivered 180 days prior to January 1.  Pursuant to the June 23 amendments, the notice period has been reduced to four months, such that notice of termination of any of the agreements, to be effective as of January 1, 2011, may be given by either party as of September 1, 2010 without termination fees being payable.

Other than as described above, the other material terms and conditions of the existing agreements between Video International and each of CTC Network, Domashny and DTV Network remain unchanged.  Neither party has provided notice of termination of any of the agreements.

For further information on the potential impact of recent legislative changes affecting the sale of television advertising in Russia, please see the Risk Factor headed “Recent changes in Russian law may fundamentally change the way in which we sell advertising, which could adversely affect our business, financial condition and results of operations” on page 44 of the Quarterly Report on Form 10-Q of CTC Media filed with the Securities and Exchange Commission on April 30, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: June 29, 2010	By:	/s/ Boris Podolsky
		Name:	Boris Podolsky
		Title:	Chief Financial Officer